                                  SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
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

Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

--------------------------------------------------------------------------------

                        Q1 2001 CONFERENCE CALL SCRIPT
                        ------------------------------
                                     FINAL

PATRICK
-------

 . Good morning everyone and thank you for joining us today. This conference is also being webcast on our site at CTP.com.

 . Safe Harbor Language. "The information contained on today's call includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements that are not historical fact, including statements regarding revenues, profit, and other performance expectations. These statements are neither promises nor guarantees, but are subject to risks that could cause actual results to differ materially from those projected or implied. Please refer to our first quarter press release, our Form 10K for the year ended December 31, 2000, under the caption "Forward-Looking Statements," and the Form S-4 Registration Statement filed in connection with our proposed merger with Novell, Inc., for a discussion of these risks.

 .  In the room with me today are:

   .  Jack Messman, President and CEO

   .  John Gavin, Senior Vice President and Chief Financial Officer

   .  As well as other members of the Management Team

   . Now I'll turn the call over to Jack for an in-depth look at the quarter... Jack...

JACK
----

 .  Good morning and thank you for being with us today.

 .  Let me give you a quick outline of what we will cover today.

 . First, I will review the recent announcement about the acquisition of Cambridge by Novell.

 .  Then I will discuss key points about our first quarter 2001 results.

 .  After that, John Gavin will provide more detail on Q1.

 .  Then I will follow up with a review of our key objectives for 2001.

NOVELL AND CAMBRIDGE
--------------------

 . Let me begin with our recent announcement that Novell will acquire Cambridge in a stock for stock deal.

 . We are very excited about our anticipated merger with one of the world's foremost technology companies. Novell's commitment to open systems and product innovation, combined with Cambridge's commitment to solve clients' business problems via the best solutions, will establish the combined company as a leading eSolutions provider. Novell's ability to provide Cambridge with access to new markets and clients makes it an excellent fit with Cambridge's culture and business model.

 . We believe in the Novell vision of a world in which all types of networks - intranets, the Internet, and extranets; corporate and public; wired to wireless- work together as one Net to simplify the complexities of eBusiness and provide the power and flexibility needed to succeed in the Net economy.

 . The combination of Novell and Cambridge brings together 3 key legacies to power this one Net vision.

   o First, there is the Novell commitment to inter-operability. Unlike some competitors that cling to proprietary software and operating systems, Novell has embraced the realities of an increasingly diverse technology environment. The company has far out-paced the competition in producing products that promote -not prevent - inter-operability among disparate systems (such as NT, UNIX, Linux). This is a critical point of differentiation for Novell. It is also a critical success factor for Novell's clients and an important point of synergy with Cambridge, which maintains a similarly open view of technology.

   o Second, Novell has maintained its commitment to technological excellence. There's no question that Novell has led its competition in product innovation, functionality, and stability - if not in marketing and sales. For example, NetWare has long been recognized as the product that revolutionized the industry and even today it is recognized as the most robust operating system available. And now Novell is continuing its commitment to technology leadership through its One Net vision. Novell's eDirectory, for example, continues to receive the highest marks of any available directory product, not to mention having the largest market share. It was widely acclaimed in year 2000 by various trade publications as the "Best LDAP Server," as "Software Product of the Year," and as "Best Directory Service." And DirXML was recognized as the year 2000's "Best eCommerce Tool."

   o The third legacy is Cambridge's unfailing commitment to using technology to create solutions to solve clients' business problems by building on its eBusiness and eIntegration skills. In the early 90s Cambridge revolutionized a professional services industry renowned for over-promising and under-delivering. Cambridge sided with clients and made good on its promise to deliver the innovative solutions clients needed on a fixed price, fixed time basis. Cambridge is a company focused on innovative solutions using technology to solve business problems.

   o In the convergence of these three legacies - Novell's commitment to inter-operability and product leadership and Cambridge's commitment to solve clients' business problems via the best solution - I believe we can truly make the One Net vision a reality for countless organizations and establish the new Novell as a leading eSolutions provider.

 . As I view it, the Cambridge solutions focus will facilitate Novell's mission in several ways. First, Cambridge will bring the solutions selling expertise that Novell lacks to promote its One Net vision. Second, Cambridge will bring the consulting and integration experience that is needed to deliver against that vision. Third, we will help Novell develop next generation products of the highest relevance by facilitating a product development cycle that works backwards from customer needs to the product.

 .  Novell will enhance the Cambridge go-to-market strategy in several ways:

   o First, we significantly extend our reach on a strictly geographic basis. Novell has a larger geographic footprint.

   o  Second, Novell brings expertise in 4 new vertical markets to Cambridge:
      Government, Insurance, Education, and Healthcare, to go with our Financial Services, Communications, Energy, and Manufacturing/Products vertical markets.

   o  Third, Novell has relationships with 80% of the Fortune 500.

   o Fourth, Novell brings Cambridge differentiation from its competitors by creating such products as eDirectory, DirXML, iChain and Volera Excelerator.

   o Last, when we map our reference architecture for a typical solution against the Novell products, we see significant components where Novell products fit the architecture.

 . The "New Novell," the combination of Cambridge and Novell, holds great promise. We will be able to provide clients with Internet solutions tailored to their specific vertical market needs with front to back-end systems integration capability using best of breed products.

 . Cambridge consultants will remain agnostic as to technology vendors. We will provide clients with the best solutions. Clients are no longer as concerned with regard to selection of hardware and software as they are about solutions that work and have a good ROI.

 . As to timing, on April 20th we filed an S-4 registration statement with the SEC. We are still hopeful that the merger will close between June 30 and July 15, but variables such as the SEC review process make it unknown at this time. That is all the information that we are now able to provide. The focus of the rest of this call will be on

   Cambridge's first quarter results and the outlook for our business in the near term.

FIRST QUARTER RESULTS
---------------------

 .  Now, I will discuss the results and highlights of the first quarter.

 . Revenues for our first quarter were $116.5 million, representing a decline from $125 million (7%) in Q4 2000 and a year-over-year decline from $147.6 million in Q1 2000 (21%). Almost all of the sequential revenue decline came from our North American business unit. Our CMC business unit began to bounce back this quarter, an expectation we had expressed during our fourth quarter conference call several months ago. CMC revenues were up 19% sequentially to $24.3 million.

 . When you look at our revenue for Q1 by verticals, our top four industries of financial services, telecommunications, utilities/energy, and manufacturing/products comprised 74% of revenue.

 . Geographically, all revenues for North America were down sequentially by 17% when CMC's business is included, international revenues were up sequentially by 6.0% including CMC and the resulting overall revenues were down 7% sequentially. Our toughest market right now remains North America, though we have seen a slowdown in several European countries.

 . The hardware, software, and services business are all struggling and it is difficult to guess when these segments will recover. Many of the same conditions prevail today as they did last quarter. Clients are reluctant to initiate new contracts and are choosing not to implement or to continue to defer additional phases of eBusiness initiatives. They are very focused on return on investment and greatly prefer projects that have rapid payback periods. Our clients presently seem to be focused on restructuring their business processes and taking more costs out of their value chains.

 . Our competitors in the IT services space, both large and small, have also been having a rough time. Ten of our closely watched peers are expecting to have average sequential revenue declines of 23% for this quarter according to First Call and company pre-announcements.

 . Considering the very poor environment, our 7% sequential revenue decline could have been worse. I think that there are several things to note about Cambridge that helped smooth this decline.

 . First, our revenue stream is highly diversified geographically since we operate in 19 different countries, with 44% of revenue coming from outside of North America.

 . Second, our CMC business unit, which is in the process engineering and change management business, had a 19% sequential revenue increase.

 . Finally, while our global 1000 client base is in a retrenchment mode, these clients are still in need of firms that can implement and integrate eBusiness software deep into their value chains -- a Cambridge strength.

 . During the quarter, both our effective hourly bill rate and revenue per billable headcount improved -- this is an encouraging sign, since the overall pricing environment is poor. Our utilization rate, however, weakened slightly. The Q1 utilization rate was 56% vs. 58% in Q4 2000. Our stated target utilization rate is 70%. To give you an idea how important this number is, had we been able to achieve the 70% targeted rate on the same revenue base, our operating income would be about $12 million higher this quarter.

 . Getting the firm back to profitability means that we have to continuously balance delivery capacity with demand. Our headcount at the end of Q1 now stands at 3,453 - down from 3,824 at year-end. To move toward our targeted utilization rate of 70%, we have further reduced headcount by 256 people in the quarter (213 billable and 43 non billable). Many of the actions took place in early April and will increase our utilization if demand holds at current levels. This headcount reduction should save $28 million on an annualized basis. As a result of this action, we have taken a restructuring charge of $11 million this quarter. Voluntary turnover on an annualized basis was 26% in the quarter versus 23% in Q4. Most of the employees who leave are going back to corporate IT jobs.

 . To improve our utilization rate from the demand side, we continue to believe that our new go to market focus, which is solution centric around key vertical markets, is the right way to approach our marketplace.

 . Last year we also realigned our sales organization in order to help generate new demand and currently have about 65 people exclusively focused on selling in our North American market. The proper structure for our sales organization and our business solution set will be continuously evaluated for effectiveness and perceived changes in market demand.

After some extremely difficult quarters, it has been heartening to see Cambridge achieve some important wins. Let me review a few of our recent wins:

 .  LOCKHEED MARTIN CORPORATION
   Cambridge has been engaged by Lockheed Martin Corporation's Management & Data Systems Division to help develop an enterprise-wide eBusiness strategy. The solutions being implemented leverage the company's internal business process analysis combined with technology insertion in order to enable the organization.

 .  TOYOTA MOTOR SALES, USA
   Cambridge worked with Toyota to define, integrate, prioritize, and scope the requirements for a Corporate Customer Survey System to support the distinct business needs of the Toyota and Lexus divisions.

 .  THE WESTFIELD GROUP
   Cambridge was engaged to deliver the capability for fast, responsive, web-enabled access to rating and pricing information for the Westfield range of insurance products. The Westfield Group of Companies is a 150-year old privately held financial services group composed of 12 banking and insurance subsidiaries.

 . We did a good job lowering our G and A and sales and marketing costs as both categories improved sequentially on a dollar basis. As a percent of revenue, they were flat to down. John will cover the numbers in a few minutes. However, they are currently still too high for our revenue base. Our integration with Novell will give us the opportunity to further rebalance this cost structure, grow revenue, and accelerate our return to profitability.

 . One recent positive sign is that the number of starting engagements and analyses are up. Having an increased number of these projects generally results in an increase in development projects, which are the true revenue generators. Although we must still convert these starting engagements and analyses to development projects, it is encouraging to see these numbers going up.

 . One significant change in our business has been the shift from FP/FT to T&M for complex projects with high degrees of uncertainty. In 1Q01, T&M was 52% of our projects, up from 20% last year. This is a result of our strategy to sell T&M projects in an environment where the ability to scope FP/FT projects is limited. That translates to higher margins for Cambridge as our unplanned discounts due to project overruns should go down.

 .  CANON DHPS
   Cambridge was engaged to implement personalization and content management applications that will increase Canon's level of business intelligence and provide more detailed information about its customers. In addition, Cambridge is helping Canon expand the capabilities of its e-Store, which Cambridge had previously built.

 .  VODAFONE
   Cambridge was engaged by Vodafone's global platform and Internet services group (VGP) that designs, builds, and maintains the global portal in Vodafone's territories outside of Europe. Cambridge will design regional, personalized sites with both an Internet and WAP solution.

 . Some other clients that Cambridge worked with during the first quarter included Washington Mutual, Independent Order of Foresters (IOF), Intuitive Surgical, Consors, Libertel, M6, Kaptech, Hewlett-Packard, and HVB Direkt.

UPDATE ON CAMBRIDGE MANAGEMENT CONSULTING (CMC)
-----------------------------------------------

 . As we have said on previous conference calls, our intention has been to spin off a portion of CMC to a strategic investor with the ultimate goal of completing an IPO of CMC on a European stock exchange. All the internal work necessary to accomplish these objectives has been completed. We have re-capitalized and restructured the company so that it will operate somewhat more independently from Cambridge. And we have better aligned the interest of CMC employees with the unit's financial performance by putting CMC stock purchase and stock option plans in place.

 . However, given current market conditions in the sector, our ability to complete the spin-off, in the near term, at valuations that are satisfactory has been reduced substantially, and we are not sure when this project will be completed.

 . We believe the strategy remains sound and will be prepared to test the financial markets when the sector turns around.

NOW, I'LL TURN THE CALL OVER TO JOHN GAVIN...
---------------------------------------------

JOHN
----

THANKS JACK...

Regarding the specifics of our Q1 performance:

 . During the first quarter we took an additional restructure charge of $11 million based primarily on the continued slowdown in demand that we are seeing in the US, coupled with a slowdown that we have recently seen in several other international countries. As a result, we have reduced billable headcount by an additional 100 people in the US and 113 in other international locations. 43 non-billable headcount were also reduced as part of this restructuring. The cash severance associated with this reduction will be paid out during the second quarter.

 . Worldwide dot-coms represented less than 1% of first quarter revenues and approximately 3% of first quarter accounts receivables. The credit pre-approval policies implemented early in Q4 had an impact on mitigating the exposure to dot-coms.

Let me now focus, for a moment, on a geographic segmentation of revenues:

 . Revenues from the Systems Integration business in North America were $57.1 million, a decrease of $25.1 million when compared to the same quarter of the prior year. Sequentially, total Systems Integration revenues decreased by $12.9 million, or 18%. The sequential decrease was caused by the softening of the US market. The year-over-year decline in total revenues was also caused by the general market conditions in the US.

 . European revenues in the Systems Integration business were $26.2 million, a 7% decrease when compared to Q1 '00. Excluding the effect of foreign exchange of $4.2 million, our European revenues actually increased 1% year over year. Sequentially, Europe's Systems Integration revenue decreased by 4%.

 . Other International Systems Integration revenue from areas other than Europe was $9.1 million compared with $7.2 million in Q1 '00, a sequential increase of 26%.

EXPENSES
--------

 .  Project Personnel - ($70 M Q1'01 vs. $90 M Q1'00)
   -------------------------------------------------

   . Our project personnel expenses decreased by $20 million from Q1 '00's level. $14 million of the decrease related to lower payroll and benefits cost for direct delivery personnel as the headcount was down by approximately 16% year over year. $5 million of the decrease relates to lower bonus expense caused by lower headcount in Q1'01 and the impact of accruing lower bonuses due to the financial performance of the Company.

   . The savings we expected to get in project personnel cost from our previously announced restructurings have been obtained.

 .  Sales and Marketing - ($17M Q1'01 vs. $19 M Q1'00)
   --------------------------------------------------

   . Sales and Marketing costs decreased by $2 million from last year's level. The primary reason for this decrease relates to lower advertising costs during the quarter.

 .  General and Administrative - ($50M Q1'01 vs. $59M Q1'00)
   --------------------------------------------------------

   . General and Administrative expense decreased $9 million from the same period last year. The primary reasons for the decrease relate to lower non project travel costs of approximately $4 million caused by lower headcount levels and the controls we implemented in Q4 to better control this discretionary expenditure. The decrease also relates to lower facility and telecommunications costs of $3 million as we start to see the benefits of previously announced restructure actions in this area and lower payroll and recruiting costs of $2 million.

      . Utilization: In the first quarter, total company utilization was approximately 56%, compared to 58% in Q4'00 and 62% in Q1'00. Our utilization rate is based on a 2080-hour work year. The utilization in Q1'01 was negatively impacted by the aforementioned weakness in the US market as well as a slowdown in certain other international countries. A substantial portion of the weakness in demand was mitigated by the recent headcount reduction of our delivery staff in North America and other international countries.

      . Revenue per billable headcount increased during the quarter from $177,000 per billable head in Q4 to $185,000 per billable head in Q1'01, a 5% increase sequentially, primarily due to the bounceback in our CMC business.

      . Cash and short-term equivalents were $64 million in the first quarter, down $33 million from the fourth quarter of 2000.

      . During Q1, $7 million was paid out in cash bonuses and $7 million was paid for previously announced restructure actions.

 . Capital Fund: We had non-cash losses on capital fund activities in Q1'01 of $1 million, primarily related to valuation allowances on investments in companies yet to go public. These reserves were based upon current valuation for these companies. As you know, these investments are primarily in early stage companies where valuations have been negatively impacted in recent months. The Fund is susceptible to market fluctuations and will vary period to period.

CONCLUSION
----------

 . In summary, we are making progress reshaping the company's cost structure, however, the current market conditions have made balancing the cost structure to expected revenue levels challenging. We continue to look for ways to improve the cost structure of the Company and believe that there are definite synergistic opportunities in this area with the Novell acquisition.


NOW, I'LL TURN IT BACK TO JACK FOR SOME FINAL COMMENTS.

JACK....


JACK
----

 . Let me talk about the second quarter 2001. Since we expect the merger with Novell will take place late in the second calendar quarter, or early in the third calendar quarter, we will not be giving guidance for Cambridge as an independent company for the balance of the year.

   to be in the range of $11 - $13 million. I would use a tax rate of 35% for estimating the net loss.

 . The performance of the US and European economies will be an important factor in our revenue generating capacity. We hope that the turnaround in our space will begin within the next couple of quarters, but we really don't know.


KEY OBJECTIVES FOR 2001- AND A NEW OBJECTIVE
--------------------------------------------

 . At our last conference call I mentioned that I have set 5 key objectives for Cambridge for 2001:

   .  Returning to profitability this year.

   .  Continuing to improve retention of employees.

   . Seeing the firm demonstrate longer-term sustainable relationships with clients in our specific chosen verticals.

   . Continuing to strengthen the management and management processes of the company, which involves our people, our clients, our systems, and the financial underpinnings of the firm.

 . For the second quarter we see revenue flat to up slightly (about $2-3 million from the 1Q01 level of $116.5 million revenue). This sequential improvement will be primarily driven by the continued improvement we are seeing with our CMC organization.

 . The feedback that we are getting from our market leads in North America suggests that the market remains soft. Although not uniform across the country, we are seeing decent activity in Strategy, CRM, and eCommerce. If our strategy business remains active, that could be a sign of things picking up in general. Strategy assignments are often on the front end of system design and implementation work.

 . We are also seeing continued good demand for portals. Our eCommerce business is helping companies set up portals that provide a single, integrated, consistent look inside and outside an organization.

 . A continuing trend from the fourth quarter is that our integration business is stable but our SCM business is moving slowly.

 . Based upon the revenue guidance I just mentioned and the favorable impact of the new restructure action on our cost structure, I would expect the pre-tax operating loss for the quarter

   . Improving metrics such as revenue per billable headcount and size of the average engagement.

   . In addition, with the merger I now have another objective which is to combine the two organizations in such a manner to grow the shareholder value of Novell.

 . Next Quarter will be our last quarter prior to our merger with Novell. We think that this combination will be a great opportunity for both firms' clients, employees, shareholders, and alliance partners. We are excited and very much looking forward to this combination.

 .  Now I will open the call up for questions...

                                                                [CAMBRIDGE LOGO]


FOR IMMEDIATE RELEASE


       CAMBRIDGE TECHNOLOGY PARTNERS ANNOUNCES FIRST QUARTER 2001 RESULTS

             PLANS UNDERWAY FOR NEXT GENERATION eSOLUTIONS COMPANY
              WITH ANTICIPATED ACQUISITION OF CAMBRIDGE BY NOVELL



CAMBRIDGE, Mass. - April 26, 2001 -- Cambridge Technology Partners (Massachusetts), Inc. (NASDAQ:CATP), a global eSolutions provider, today announced results for the first quarter ended March 31, 2001.

Revenues for the first quarter of 2001 were $116.5 million or 7% lower than fourth quarter revenue of $125 million and 21% lower than $147.6 million for the same period of 2000.

During the quarter, Cambridge continued to balance its delivery capacity with demand. As a result, the Company reduced its workforce by approximately 250 positions and took a restructuring charge of $11 million to cover severance and other costs associated with the restructuring.

Net loss for the first quarter of 2001 was $21.2 million, or $.34 per share (basic and diluted) versus a net loss of $4.3 million, or $.07 per share (basis and diluted) for the same period of 2000. Loss from operations for the first quarter of 2001 was $31.6 million including the restructuring charge of $11 million. This restructuring effort should result in annual cost savings of $28.0 million, once fully implemented.

"The anticipated merger with Novell will not distract us from our focus to return Cambridge to profitability as quickly as possible," said Jack Messman,
President and Chief Executive Officer of Cambridge.   "Although current market
conditions have made balancing Cambridge's cost structure with expected revenue levels challenging, we continue to make progress in this area. We believe that synergies from the merger will help accelerate Cambridge's return to profitability.

"Novell's commitment to open systems and product innovation, combined with Cambridge's commitment to solve clients business problems via the best solutions, will establish the combined company as a leading eSolutions provider. Novell's ability to provide Cambridge with access to new markets and clients makes it an excellent fit with Cambridge's culture and business model," Messman continued. "The combined company holds great promise for the future.

"We will be able to provide clients with Internet solutions tailored to their specific vertical market needs with front to back-end system integration capability using best of breed products," Messman added. "It will be the model for the next generation of eSolutions companies. I am excited about the pending merger and I look forward to leading the new company."


PROJECTS IN Q1 2001

During the first quarter of 2001, Cambridge partnered with well-recognized brand name clients to deploy eSolutions across the globe. A few of Cambridge's client engagements during the quarter included:

LOCKHEED MARTIN CORPORATION

Cambridge has been engaged by Lockheed Martin Corporation's Management & Data Systems Division ("M&DS"), to help develop an enterprise-wide eBusiness strategy. The solutions being implemented leverage the company's internal business process analysis combined with technology insertion in order to enable the organization.

TOYOTA MOTOR SALES, USA

Cambridge worked with Toyota to define, integrate, prioritize and scope the requirements for a Corporate Customer Survey System to support the distinct business needs of the Toyota and Lexus divisions.

THE WESTFIELD GROUP

Cambridge was engaged to deliver the capability for fast, responsive, web-enabled access to rating and pricing information for the Westfield range of insurance products. The Westfield Group of Companies is a 150-year old privately held financial services group composed of 12 banking and insurance subsidiaries.

CANON

Cambridge was engaged by Canon DHPS to implement personalization and content management applications that will increase its level of business intelligence and provide more detailed information about its customers. In addition, Cambridge is helping Canon expand the capabilities of its e-Store, which Cambridge had previously built.

VODAFONE

Cambridge was engaged by Vodafone's global platform and Internet services group
(VGP) that designs, builds and maintains the global portal in Vodafone's territories outside of Europe. Cambridge will design regional, personalized sites with both an Internet and WAP solution.

Some other clients that Cambridge worked with during the first quarter included Washington Mutual, Independent Order of Foresters (IOF), Intuitive Surgical, Consors, Libertel, M6, Kaptech, Hewlett-Packard and HVB Direkt.

OUTLOOK FOR Q2, 2001

For the second quarter of 2001, Cambridge expects to see revenue flat to slightly up from the first quarter. This modest increase will be primarily driven by the continued improvement in its CMC organization.

Cambridge also expects a pre-tax operating loss of $11 to $13 million and would use a 35% tax rate for estimation of net loss.


ABOUT CAMBRIDGE TECHNOLOGY PARTNERS

Cambridge Technology Partners provides strategic and management consulting as well as systems integration services to transform its clients into eBusinesses. Working in collaboration with Global

1000 and high-velocity middle market companies, Cambridge combines a deep understanding of New Economy issues with integrated, end-to-end services, and a proven track record of shared risk and rapid, guaranteed delivery. Cambridge generated $586.6 million in revenue in 2000. Cambridge has approximately 3,500 employees in 19 countries around the world. Cambridge is a Safeguard Scientifics (NYSE: SFE) partner company. Cambridge on the Web: http://www.ctp.com.

Investment community and financial press, contact:

Patrick Mooney                              Claire Murphy
Vice President of Investor Relations        Assoc. Director, Investor Relations
(617) 914-8502                              (617) 914-8862
patrick.mooney@ctp.com                      claire.murphy@ctp.com



Public Relations and Media, contact:

Gary Schuster
Senior Vice President, Communications
(617) 914-8522
gary.schuster@ctp.com


FORWARD-LOOKING STATEMENTS
This Press Release includes forward-looking statements (statements that are not historical facts and relate to future performance), including statements about future strategies and financial expectations that involve risks and uncertainties. Forward-looking statements are neither promises nor guarantees and actual results may differ materially from those stated in any forward-looking statements based on a number of factors. These risks and uncertainties include, but are not limited to, the following: the Company's reliance on key personnel to guide these efforts and its ability to attract and retain qualified employees; competitive forces in the labor market in which the Company participates; the Company's ability to execute on and realize the benefits of its cost reduction and budgeting initiatives; the Company's ability to win business in a competitive marketplace; the failure of industry growth rates to materialize as presented; general stock market and economic conditions, and other risks identified in the Company's SEC filings, including information under the heading "Forward-looking Statements" in its Form 10-K for the year ended December 31, 2000, and in the form S-4 Registration Statement filed in connection with our proposed merger with Novell, Inc. Cambridge assumes no obligation to update the information contained in this Press Release.

                             - financials follow -


              CAMBRIDGE TECHNOLOGY PARTNER (MASSACHUSETTS), INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                  (Unaudited)

                                    Three Months Ended March  31,
                                          2001         2000
                                        --------     --------

Revenues                                $116,485     $147,592
Costs and expenses:
  Project costs                           70,307       89,925
  General and administration              49,632       59,067
  Sales and marketing                     17,137       19,295
  Restructuring and other costs           11,000           -
                                        --------     --------
   Total operating expenses              148,076      168,287
                                        --------     --------

Loss from operations                     (31,591)     (20,695)

Other income (expense):
 Interest income, net                        850          706
 Gain (loss) on investments               (1,096)       5,113
 Gain on sale of asset                         -        7,661
 Foreign exchange gain (loss)               (834)          90
                                        --------     --------
Total other income (expense)              (1,080)      13,570
                                        --------     --------

Loss before income taxes                 (32,671)      (7,125)
Benefit for income taxes                 (11,435)      (2,850)
                                        --------     --------

Net loss                                $(21,236)    $ (4,275)
                                        ========     ========

Basic net loss per share                  $(0.34)      $(0.07)
                                        ========     ========

Diluted net loss per share                $(0.34)      $(0.07)
                                        ========     ========

Weighted average number of
 common shares outstanding                63,312       62,270
                                        ========     ========
Weighted average number of common
 and common equivalent shares
 outstanding                              63,312       62,270
                                        ========     ========

Certain financial statement items have been reclassified to conform to the current period's format.


                                    - MORE -

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                   March 31,     December 31,
                                                     2001            2000
                                                   --------      -----------
                                                 (unaudited)
Cash and cash equivalents                          $ 47,056        $ 66,723
Investments held to maturity                         17,257          29,987
Accounts receivable, net                             85,177          96,537
Other current assets                                 71,033          54,832
                                                   --------        --------
 Total current assets                               220,523         248,079

Property and equipment, net                          38,978          44,310
Other assets                                         51,922          50,155
                                                   --------        --------
 Total assets                                      $311,423        $342,544
                                                   ========        ========


Accrued restructuring costs                        $ 14,411        $ 11,933
Other current liabilities                            91,332         104,942
                                                   --------        --------
 Total current liabilities                          105,743         116,875
                                                   --------        --------

Other liabilities                                     1,250           1,250
Total stockholders' equity                          204,430         224,419
                                                   --------        --------
 Total liabilities and stockholders' equity        $311,423        $342,544
                                                   ========        ========

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